Exhibit 4.16

FIRST AMENDMENT TO SECURED PROMISSORY NOTE

THIS FIRST AMENDMENT TO SECURED PROMISSORY NOTE (the “Amendment”) is entered into effective as of the 17th day of October 2025, by and between Invea Therapeutics, Inc., a Delaware corporation, (the “Borrower”) and Krishnan Nandabalan (the “Holder”). Capitalized terms used but not defined herein have the definitions ascribed thereto in that certain Secured Promissory Note, dated October 29,2024, in the original principal amount of thirty thousand dollars ($30,000) (the “Note”).

WHEREAS, the Note provides that the Maturity Date is April 28, 2025; and

WHEREAS, the Borrower desires to amend the Note to change the Maturity Date to be April 28, 2026, and the Holder is willing to amend the Note on the terms and conditions set forth in this Amendment.

All other terms and conditions of the Note remain same.

IN WITNESS WHEREOF, the Borrower has executed this First Amendment to the Secured Promissory Note as of the date first set forth above.

Invea Therapeutics, Inc.

By:	/s/ Michael Aiello
Michael Aiello, Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED BY HOLDER:

By:	/s/ Krishnan Nandabalan
Krishnan Nandabalan

20-Oct-2025 | 7:30 AM PDT